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                                                                     Exhibit 3.1
                           CERTIFICATE OF AMENDMENT
                            OF AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                     OF APPLIED MICRO CIRCUITS CORPORATION

     Applied Micro Circuits Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     FIRST:     The name of the Corporation is Applied Micro Circuits
Corporation (the "Corporation").

     SECOND:    The date on which the Corporation's original Certificate of
Incorporation was filed with the Delaware Secretary of State is February 6, 1987.

     THIRD:     The Board of Directors of the Corporation, acting in accordance with the provision of Sections 141 and 242 of the General Corporation Law of the State of Delaware adopted resolutions at a meeting held on August 3, 1999 to amend the first paragraph of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:

     (A) This Corporation is authorized to issue 182,000,000 shares of its Capital Stock, which shall be divided into two classes known as Common Stock and Preferred Stock, respectively.

     (B) The total number of shares of Common Stock which this Corporation is authorized to issue is 180,000,000 with a par value of $0.01 per share. The total number of shares of Preferred Stock which this Corporation is authorized to issue is 2,000,000 with a par value of $0.01 per share. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of this Corporation is hereby authorized, within the limitations and restrictions prescribed by law or stated in this Certificate of Incorporation, and by filing a certificate pursuant to applicable law of the State of Delaware, to provide for the issuance of Preferred Stock in series and (i) to establish from time to time the number of shares to be included in each such series; (ii) to fix the voting powers, designations, powers, preferences and relative, participating, optional or other rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including but not limited to, the fixing or alteration of the dividend rights, dividend rate, conversion rights, conversion rates, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of Preferred Stock; and (iii) to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     FOURTH:    Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment of Amended and Restated Certificate of Incorporation was submitted
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to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with Sections 228 and 242 of the Delaware General Corporation Law. The total number of outstanding shares entitled to vote or consent to this Amendment was 26,872,462 shares of Common Stock. A majority of the outstanding shares of Common Stock voted in favor of this Certificate of Amendment of Amended and Restated Certificate of Incorporation.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this 1/st/ day of September, 1999.

                                          Applied Micro Circuits Corporation


                                          /s/ David M. Rickey
                                          ----------------------------------
                                          David M. Rickey
                                          President and Chief Executive Officer



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